CURO Announces Changes in Board Composition and Leadership

CURO to Announce Fourth Quarter and Full-Year 2022 Financial Results
on Thursday, February 23, 2023

February 8, 2023

Chicago, Illinois-- CURO Group Holdings Corp. (NYSE: CURO) (“CURO”), a tech-enabled, omni-channel consumer finance company serving non-prime and prime consumers in the U.S. and Canada, announced the appointments of Chad Faulkner as Chairman of the Board of Directors and David Kirchheimer as Lead Independent Director. Mr. Faulkner, one of CURO’s three founders and a significant stockholder, currently serves as a Board member and succeeds Chris Masto in this role. CURO has accepted the resignations of directors Elizabeth Webster, Dale Williams and Karen Winterhof, which will decrease the size of the Board from eleven to eight members. All changes are effective immediately.
Mr. Faulkner commented on Board changes, “We are moving forward with a smaller board to be nimbler and more efficient, and in recent months we have rotated several board and committee leadership roles to bring fresh perspectives. I want to thank our departing directors for their many contributions to CURO.”
In addition to these changes and to further align the interests of Board members and stockholders, effective January 1, 2023, Board compensation for continuing directors will be paid exclusively in equity.
Doug Clark, CURO’s CEO, added, “We are excited about the future of the Company and believe a streamlined Board will help drive long-term stockholder value. I thank the Board for its continued support as we continue to execute on our strategic transformation.”
CURO will host a conference call to discuss its fourth quarter and full-year 2022 results at 8:30 a.m. Eastern Time on Thursday, February 23, 2023. The live webcast of the call can be accessed at the CURO Investors website at http://ir.curo.com/ along with CURO’s earnings press release, supplemental financial information and presentation slides.
You may access the call at 1-833-953-2430 (1-412-317-5759 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until March 2, 2023, at 5:00 p.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 3665641.
ABOUT CURO
CURO Group Holdings Corp. (NYSE: CURO) is a full-spectrum consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of alternative data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate a number of brands, including Cash Money®, LendDirect®, Flexiti®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

Investor Relations:
CURO Group Holdings Corp.
Izzy Dawood
Chief Financial Officer

844-200-0342
IR@curo.com

(CURO-NWS)